EXECUTION COPY

MEMORANDUM OF AGREEMENT executed at Montreal, Quebec, this 1st day of March, 2016.

BETWEEN:

INTELGENX CORP., a corporation constituted under the laws of Canada, having its head office at 6420 Abrams, Ville St.-Laurent, Quebec H4S 1Y2 duly represented herein by Dr. Horst Zerbe, its CEO and President, duly authorized to do so as he declares

(hereinafter called the “Corporation”)

AND:	DR. DANA MATZEN, domiciled and residing at 4771 Rue Sherbrooke, Ouest, Westmount, QC H3Z 1G5

(hereinafter called the “Vice President”)

WHEREAS the Corporation has undertaken to retain the Vice President in the position of Vice President of Business Development beginning March 14, 2016 and the Vice President agrees to be so retained, the whole “at-will” and under the terms and conditions set forth in this Memorandum of Agreement (“Agreement);

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Preamble

The preamble of this Agreement and its Schedule(s) shall form an integral part hereof. Any payments due to the Vice President under the terms of this agreement shall be in lawful Canadian currency.

2.	Employment

Subject to the terms and conditions hereinafter set forth, the Corporation hereby agrees to retain the Vice President in the position of Vice President of Business Development beginning March 14, 2016 (the “Commencement Date”), and the Vice President hereby agrees to serve in such capacities.

3.	Term of Employment

Subject to the specific provisions hereinafter set forth respecting the termination of the Vice President’s employment, the employment of the Vice President shall be for an indeterminate term, commencing upon the Commencement Date. In this Agreement, each calendar year beginning on January 1, 2016, or fraction thereof, during the term of this Memorandum of Agreement is referred to as an “Employment Year”. All rights and obligations hereunder shall be prorated during any employment period of less than an Employment Year.

4.	Duties and Responsibilities

4.1

The Vice President will devote substantially all of the Vice President’s business hours to, and, during such time, will make the best use of the Vice President’s energy, knowledge and training in advancing the Corporation’s interests. The Vice President will have such duties, authority and responsibilities as shall be consistent with her positions diligently and conscientiously, and perform the duties of Vice President’s management title within the general guidelines outlined in the Vice President of Business Development job description, attached here to as Schedule A, as modified from time to time by the President and Chief Executive Officer during the first Employment Year.

	4.2	Beginning upon the Commencement Date, the Vice President shall report to the President and Chief Executive Officer of the Corporation.

5.	Salary

The Vice President shall receive from the Corporation an annual salary of One Hundred Seventy Five Thousand Dollars ($175,000 CND) (the “Base Salary”), beginning upon the Commencement Date. Six months after the Commencement Date, the Base Salary shall be automatically increased to Two Hundred and Ten Thousand Dollars ($210,000 CAN) Upon commencement of the first full calendar year following the Vice President’s employment and subject to review by the Compensation Committee of the Board on a yearly basis thereafter, such Base Salary, as in effect from time to time, may be increased but not reduced. Salary shall be paid to the Vice President in 26 equal consecutive bi- weekly installments or in such other manner as may from time to time be agreed between the Corporation and the Vice President, less all appropriate withholdings required by law, and pursuant to the Corporation’s regular payroll practices.

6.	Automobile

The Corporation shall pay to the Vice President a monthly automobile allowance in the amount of Seven Hundred Fifty Dollars ($750), which shall cover all related operating expenses, including, without limitation, insurance, registration, gas, maintenance and repairs.

7.	Business Expenses

The Corporation shall reimburse the Vice President for all reasonable traveling, entertainment and other business expenses actually and properly incurred by the Vice President in connection with the performance of her duties hereunder upon presentation of acceptable documentary evidence that such expenses have been incurred.

8.	Directors’ and Officers’ Liability Insurance

The Corporation hereby agrees to indemnify the Vice President in accordance with the provisions of its by-laws, as such provisions may be expanded from time to time. The Vice President will be covered by the Corporation’s directors’ and officers’ liability insurance.

9.	Benefits

	9.1	Benefit Plans

The Vice President shall be entitled to participate in such group life, medical and disability insurance plans as may be provided by the Corporation for its senior management from time to time.

	9.2	Communications Equipment

The Corporation shall provide the Vice President and pay for a mobile telephone, laptop computer and other communications equipment that the Vice President may use in connection with her duties hereunder (e.g. home internet access, smartphone etc.), and shall pay for the monthly fees and reasonable use of same. Such devices shall be returned to the Corporation upon termination of the Vice President’s employment.

10.	Incentive Plans

	10.1	Short Term Incentive Plan: Bonus

The Vice President shall be entitled to receive an annual bonus in respect of each fiscal year that falls, in whole or in part, during the term of the Vice President’s employment hereunder, which will be awarded on the basis of accomplishment of specific objectives in two categories, namely company performance and personal goals.

The Vice President’s target bonus for meeting such performance targets shall be up to thirty percent (30%) of Base Salary. Assessment of performance level will be based fifty percent (50%) on defined financial and other criteria for the Corporation, and fifty percent (50%) on the accomplishment of specified personal performance goals by the Vice President. With both of these categories, a value will be placed on each specific element within that category. This approach is consistent with the current bonus program in place for the senior management team.

The establishment and elaboration of the criteria for both of these performance categories, prior to the commencement of any year, and the subsequent assessment of performance results within those categories at year end, shall be done by the Compensation Committee in its sole discretion, in consultation with the CEO, Chairman of the Board, and Vice President, so as to reach a conclusion on the extent to which the bonus has been earned. Performance targets shall be established by the Vice President and the Board before or within the first quarter of each fiscal year.

Any bonus payable pursuant to this Section 10.1 shall be payable following the fiscal year-end and subject to board approval of any bonus payable and of the audited financial statements or at such other time as may be agreed upon between the Vice President and the Corporation.

10.2	Long Term Incentive Plan: Stock Options

Pursuant to the terms of a separate stock option agreement to be executed between the Corporation and the Vice President, the Corporation has agreed to grant to the Vice President a total of two hundred thousand (200,000) stock options which shall vest in accordance with the terms of such separate stock option agreement to be executed between the Corporation and the Vice President. Any grant of stock options to the Vice President will be subject to such terms and conditions as are set out in the Corporation’s stock option plan.

11.	Vacation

During each twelve (12) month period of her employment, the Vice President shall be entitled to twenty (20) days paid vacation, to be taken at such time(s) convenient to the Vice President and the Corporation.

12.	Termination of Employment

	12.1	For purposes of this Section 12 and of Section 13 of this Agreement, the following words and expressions shall have the meaning ascribed to them below:

(a)

“Accruals” means: (i) any accrued but unpaid Base Salary and accrued but unpaid vacation pay through to the date of termination of employment of the Vice President; (ii) benefits accrued and earned by the Vice President through to the date of termination (if any) in accordance with the applicable plans and programs of the Corporation; and (iii) any business expenses incurred by the Vice President in accordance with the provisions hereof, but not yet paid as of the date of termination, less all appropriate withholdings required by law; and

		(b)	“Cause” shall mean “serious reason”, as contemplated by Article 2094 of the Civil Code of Quebec.

12.2

If the Vice President shall die, this Agreement shall terminate and the Corporation shall have no further obligations hereunder except to pay to the Vice President (or her estate, as the case may be) any Accruals. If the Vice President shall voluntarily resign from her employment with the Corporation at any time other than as described in section 13 of this Agreement, she shall be required to give 15 business days written notice to the Corporation.

12.3

Notwithstanding anything contained herein, the Corporation may terminate the employment of the Vice President under this Agreement by notice in writing to the Vice President, given at any time, in any of the following events:

	(a)	for Cause, in which case the Vice President shall not be entitled to a notice period or to any compensation, damages or payment of any nature whatsoever, save for any Accruals; or

(b)

for any reason whatsoever (other than the reasons set out in sub- paragraph a) of this Section 12.3 above, the consequences of which are set forth therein) in which case, in addition to the payment of any Accruals, the Vice President shall be entitled to the following payments and benefits in respect of a 12 (twelve) month period (the “Severance Period”), less all appropriate withholdings required by law, such payments and benefits being hereinafter referred to as the “Termination Benefits”:

(i)

payment of a lump-sum indemnity equivalent to the aggregate amount of Base Salary plus the average of the three (3) last years’ bonuses that would have been payable during the Severance Period. Payment of this amount may instead be made by way of salary continuance, if so elected by the Vice President;

(ii)

continued participation in all employee benefits plans and programs in which the Vice President was participating on the date of termination of employment, if and as permitted thereunder, until the earlier of: (i) the expiration of the Severance Period; and (ii) the date on which the Vice President receives equivalent coverage and benefits under other plans and programs of a subsequent employer;

		(iii)	payment of a bonus covering the period from the beginning of the then current fiscal year through to the date of termination of employment.

		(iv)	any stock options that are unvested at the date of termination of employment shall immediately vest and expire six months after the date of termination of employment

Except for any payments due to the Vice President under 12.3 (b)(iii), all payments to the Vice President contemplated by the Termination Benefits shall be made by the Corporation within ten (10) days of the date of termination of the Vice President’s employment. Any bonus payment due to the Vice President pursuant to 12.3 (b)(iii) shall be payable following the fiscal year-end in accordance with the provisions of section 10.1. Furthermore, it is specifically understood and agreed that the Vice President shall have no obligation to mitigate damages or seek other employment or compensation in the event she is entitled to receive Termination Benefits under any provision of this Agreement, and except as otherwise expressly provided, payments made as part of such Termination Benefits shall not be offset by compensation or remuneration received from other sources.

13.	Termination by the Vice President following a Change in Control

	13.1	For purposes of this Section 13 and only for such purposes, Change in Control” shall mean:

any change of control, in fact or in law, including any sale, transfer or any other disposition or transaction or series thereof, directly or indirectly, pursuant to or as a result of which any person or group of persons acting together or in concert shall acquire, hold or exercise, whether directly or indirectly, rights over securities to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Corporation, or which entitle the holder(s) thereof to more than fifty percent (50%) of the economic value of the Corporation but shall not include a change of control resulting from the issuance by the Corporation of securities from treasury pursuant to a financing.

The Vice President may terminate her employment hereunder at any time within a period of six (6) months following a Change in Control, subject to a requirement to give 15 business days written notice to the Corporation; in such event, the Corporation shall be required to pay the Vice President any Accruals, and provide her with the Termination Benefits.

14.	Sufficiency of Payment

The Vice President acknowledges that the amounts and benefits contemplated in Section 12 hereof are fair and reasonable and that such amounts cover any and all amounts which may be owing or payable by the Corporation in respect of her employment and the termination thereof, whether as prior notice, compensatory payment in lieu of prior notice, indemnity in lieu of notice of termination, severance pay, vacation, bonus, incentive, allowance, expenses, benefits or contractual or extra-contractual damages pursuant to any provision of law, contract, policy, plan, regulation, decree or practice whatsoever. Except as expressly contemplated in Section 12 and except for any rights which she may have with respect to the indemnification to be provided by the Corporation pursuant to Section 8, whether under its by-laws or otherwise, the Vice President specifically acknowledges and agrees that neither she nor her estate shall be entitled to receive any other or additional amounts from the Corporation upon ceasing to be an employee.

15.	Confidentiality

15.1

The Vice President acknowledges that, in the course of her employment with the Corporation, she will have access to and be entrusted with confidential and proprietary information and trade secrets of or relating to the Corporation, which information is not part of the public domain, and which the Corporation has a legitimate interest in protecting. Such information and trade secrets include, but are not be limited to the following:

(a)

The identity of the Corporation’s clients; the Corporation’s client lists; the products and/or services offered or provided to the Corporation’s clients, the prices charged for such products or services; the volume of sales made to such clients, the particular needs of such clients; and the methods or arrangements implemented by the Corporation or any Member thereof to service or do business with such clients;

(b)

The identity of the Corporation’s suppliers; lists of suppliers; the products and/or services purchased from such suppliers, the prices paid to such suppliers, and the financial or other particular arrangements made between such suppliers and the Corporation or any Member thereof,

(c)	The identity of the Corporation’s employees, the list(s) of employees of any Member of the Corporation, the salary, remuneration, other employment benefits and/or training provided to such employees;

(d)	Any information concerning the actual or planned creation, production, development, marketing, sale, distribution and/or licensing of any products or services by the Corporation or any Member thereof;

(e)

Any technique, process, method of doing business, or sales, marketing, product development or business plans or strategies, surveys, designs, inventions or other intellectual property of the Corporation or any Member thereof, including all antecedent derivative works; and

(f)

Any information concerning the financial affairs of the Corporation or any Member thereof and any negotiations, licensing or other business agreements between any Member of the Corporation and third parties.

Sections 15.1(a) – (f) are referred to collectively as “Confidential Information.” The Vice President acknowledges and agrees that the foregoing are only examples of the types of trade secrets, confidential and proprietary information that will be made known to her by reason of her employment with the Corporation, and are not to be construed as an exhaustive list of such information. It is also understood that the term “Confidential Information” does not include information which is or becomes generally known to the public without any breach by the Vice President of her obligations hereunder or any fault on the part of the Vice President.

15.2

The Vice President covenants and agrees that, during her employment with the Corporation, and at all times subsequent to the termination of her said employment, for whatever reason, whether voluntary or involuntary, she shall not, directly or indirectly, in any manner or for any purpose whatsoever, except for the business purposes of the Corporation and as may be reasonably required in the normal and loyal performance of her employment duties hereunder or unless and to the extent she is specifically required to do so by Court order, use, copy or reproduce or allow to be used, copied or reproduced any Confidential Information or disclose, transmit, transfer or communicate or allow to be disclosed, transmitted, transferred or communicated any Confidential Information to any person, firm, business, corporation, partnership, joint venture, syndicate, association, governmental organization or authority, or any other type of entity or group, endowed or not with juridical personality.

15.3

The Vice President acknowledges and agrees that the Confidential Information, and all materials, documents, files and records relating thereto, are and shall remain the exclusive property of the Corporation.

15.4

The Vice President covenants and agrees that, upon the request of the Corporation and, in any event, upon the termination of her employment with the Corporation, for whatever reason, whether voluntary or involuntary, she will return to the Corporation immediately, without making or keeping any copies or reproductions thereof, in whatever form, all Confidential Information, however captured, stored or recorded, as well as all materials, documents, files, records, diskettes, notebooks, and other property of the Corporation which are in her possession, or under her custody or control.

16.	Intellectual Property

16.1

Any and all inventions and improvements thereon, processes, information and/or data which the Vice President may make, conceive and/or compile during her employment, whether alone or in concert with others, relating or in any way pertaining to, or connected with any of the matters which have been, are or may become, during her employment, the subject of the business, investigations and/or research and development program of the Corporation or in which the Corporation has been, is or may become interested during her employment (collectively, the “Inventions”), shall be the sole and exclusive property of the Corporation. The Vice President hereby assigns to the Corporation, without any limitation whatsoever, any and all right, title and interest in and to the Inventions.

Further, the Vice President hereby waives, without any limitation whatsoever, to the benefit of the Corporation, its successors, assigns and licensees any moral rights which she may have with respect to the Inventions for the term of such right.

16.2

The Vice President will, whenever requested to do so by the Corporation, either during or after the termination of her employment, for any reason whatsoever, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of Canada and/or foreign countries for such Inventions and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Inventions, applications and patents.

16.3

To the end that Sections 16.1 and 16.2 hereof may be effectively carried out, the Vice President shall promptly inform and disclose to the Corporation all inventions, improvements, processes, applications, data and/or other information made, conceived and/or compiled by her during the Term.

16.4

The requirements of this Section 16 do not apply to any intellectual property which covers those inventions for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on the Vice President’s own time, and:

		(a)	which does not relate directly to the Corporation’s business or to the Corporation’s actual or demonstrably anticipated research or development, or

(b)

which does not result from any work the Vice President performed for the Corporation. Except as previously disclosed to the Corporation in writing, the Vice President does not have, and will not assert, any claims to or rights under any intellectual property as having been made, conceived, authored or acquired by the Vice President prior to her employment by the Corporation.

17.	Non-Competition and Non-Solicitation Covenants

17.1

The Vice President expressly covenants and agrees that, during her employment and for a period of twelve (12) months from the date on which her employment by the Corporation terminates, for whatever reason, whether voluntary or involuntary, she will not, directly or indirectly:

(a)

anywhere in North America, engage in, whether as a sole proprietor, partner, shareholder or in any other proprietary capacity whatsoever, or provide support and/or assistance in any other form whatsoever, to any person, firm or corporation engaged in developing, manufacturing, licensing, marketing or distributing any product that competes with a product developed, manufactured, licensed, marketed or distributed by the Corporation during the Term or at the date of such termination of employment, as the case may be; provided that investments in securities representing less than 10% of the voting securities of any entity the shares of which are publicly traded shall not be deemed a violation of this subparagraph a);

(b)

anywhere in North America, be employed by, act as an employee or adviser to, or be the agent or representative of any person, firm or corporation engaged in developing, manufacturing, licensing, marketing or distributing any product that competes with a product developed, manufactured, licensed, marketed or distributed by the Corporation during the Term or at the date of such termination of employment, as the case may be;

(c)

solicit or attempt to solicit any customer or entice any such customer of the Corporation to cease dealing with the Corporation, in all such cases with a view to giving, selling or providing to such customer any products or services similar to the products or services sold or provided by the Corporation at the time of the cessation of her employment;

(d)	solicit, induce, or otherwise persuade any employee of the Corporation to terminate her employment or to cease providing services to the Corporation.

In the event that in any legal proceedings before a competent tribunal in any jurisdiction, it is determined that either of Sub-sections a), b), c) or d) of Section 17 above, or any part of the said Sub-sections, is invalid with respect to any particular transaction, that Sub-section or part thereof shall be deemed to be severed from this Agreement for the purposes only of the particular legal proceedings in question, and the said Sub-section shall, in every other respect, continue in full force and effect.

17.2

The restrictions contained in Section 17.1 will not prevent the Vice President from accepting employment with any larger pharmaceutical or medical products organization with separate and distinct divisions that do not compete, directly or indirectly, with the Corporation, as long as prior to accepting such employment the Corporation receives separate written assurances from the prospective employer and from the Vice President, satisfactory to the Corporation, to the effect that the Vice President will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Corporation. During the restrictive period set forth in Section 17.1, the Vice President will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement. Further, the restrictions in Section 17.1 will not prohibit the Vice President from owning up to 5% of the capital stock of a publicly traded pharmaceutical or medical device company even if such public company has a product line which may compete with a Corporation Product. It is understood that this section will only apply if the restrictions contained in Section 17.1 are valid and enforceable against the Vice President.

18.	Violation

18.1

The Vice President hereby agrees that the restrictions in the foregoing sections and paragraphs are reasonable and necessary in order to permit the Corporation to adequately protect its legitimate interests and competitive position in the marketplace.

18.2

The Vice President acknowledges that, in the event of any breach by him of any of her obligations under sections 15, 16, 17 and 18, such breach shall cause the Corporation serious and irreparable harm and that injunctive relief will be necessary in such event, without prejudice to any other recourses or remedies available to the Corporation.

19.	General

19.1

The Vice President acknowledges that this Agreement is a contract by mutual agreement for at-will employment which has been negotiated and discussed between the parties and entered into as a result thereof.

	19.2	The terms of this Agreement have been reviewed, voted on, and unanimously approved by the Corporation’s Board of Directors.

19.3

Except for the 2006 Stock Incentive Plan, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, contains all of the agreements between the parties hereto and supersedes all prior written or oral agreements hereto with respect to the subject hereof and any and all such prior written or oral agreements are hereby terminated.

19.4

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

19.5

Each and every term, condition and provision of this Agreement is and shall be severable one from the other, and in the event that any term, condition or provision hereof is at any time declared by a court of competent jurisdiction to be void, invalid or unenforceable, same shall not extend to invalidate, make void or make unenforceable any condition or provision of this Agreement, and such term, condition or provision so declared to be void, invalid or unenforceable shall be severed from the rest of this Agreement.

	19.6	This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns.

	19.7	The provisions of Sections 15, 16, 17, and 18 shall survive the termination of this Agreement.

	19.8	The paragraph and section headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

19.9

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec. The courts of the Province of Quebec shall have exclusive jurisdiction with respect to any disagreement or dispute between the parties regarding this Agreement.

	19.10	Time is of the essence of this Agreement.

19.11

The parties acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et toutes poursuites judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

AND THE PARTIES HAVE SIGNED:

INTELGENX CORP.

Per:

Dana Matzen